UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 19, 2014

Post Holdings, Inc.
(Exact name of registrant as specified in its charter)

Missouri	1-35305	45-3355106
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)
2503 S. Hanley Road
St. Louis, Missouri 63144
(Address, including Zip Code, of Principal Executive Offices)
Registrant’s telephone number, including area code: (314) 644-7600
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events
On May 19, 2014, Post Holdings, Inc. (“Post” or the “Company”) announced that it intends to commence an underwritten public offering, subject to market and other conditions, of 4,500,000 shares of its common stock. The Company expects to grant the underwriters of the common stock offering a 30-day option to purchase up to an additional 675,000 shares of common stock.
The Company also announced that it intends, subject to market and other conditions, to commence an underwritten public offering of 2,000,000 tangible equity units (the “Units”), with a stated value of $100.00 per Unit. In addition, Post intends to grant the underwriters of the Unit offering an option to purchase, within 13 days beginning on, and including, the date of the initial issuance of the Units, up to an additional 300,000 Units. Each Unit will consist of a prepaid stock purchase contract and an amortizing note. Unless earlier settled, each stock purchase contract will automatically settle for shares of Post’s common stock on June 1, 2017 (subject to postponement in limited circumstances).
Post also announced it intends to commence a private offering to eligible purchasers, subject to market and other conditions, of $630 million in aggregate principal amount of senior notes due 2022 (the “Notes”). The Notes will be unsecured unsubordinated obligations of the Company and will be guaranteed by the Company’s domestic subsidiaries. The closing of the Note offering is conditioned upon the simultaneous closing of the Company's previously announced acquisition of MFI Holding Corporation.
A copy of the press release issued in connection with the above offerings is attached hereto as Exhibit 99.1.
Item 9.01.    Financial Statements and Exhibits.
(d) Exhibits
See Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 19, 2014	Post Holdings, Inc.
(Registrant)

	By:	/s/ Robert V. Vitale
Name: Robert V. Vitale
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibits Number	Description

99.1	Press Release dated May 19, 2014